Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS IDENTIFIED HEREIN WITH “[***].” SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

Execution Version

CONTINGENT PAYMENT AGREEMENT

This CONTINGENT PAYMENT AGREEMENT (this “Agreement”), dated as of August 29, 2025, is made by and among Deerfield Private Design Fund IV, L.P., a Delaware limited partnership (“DPDF IV”), Deerfield Private Design Fund III, L.P., a Delaware limited partnership (“DPDF III” and, together with DPDF IV, the “Initial Contingent Payment Holders” and, together with any transferees or assignees thereof, the “Contingent Payment Holders” and each, a “Contingent Payment Holder”), CorMedix Inc., a Delaware corporation (“Parent”), Melinta Therapeutics, LLC, a Delaware limited liability company (the “Company”), and Deerfield Private Design Fund IV, L.P., a Delaware limited partnership, solely in its capacity as representative (“Members’ Representative” and, collectively with the Contingent Payment Holders, the Company and Parent, the “Parties” and each, a “Party”).

Background Statement

WHEREAS, pursuant to that certain Agreement and Plan of Merger, by and among Parent, Coriander BidCo, LLC, a Delaware limited liability company and a wholly owned Subsidiary (as defined below) of Parent (“Merger Sub”), the Company and the Members’ Representative, dated as of August 7, 2025 (together with all exhibits and schedules thereto and as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), substantially contemporaneously with the execution and delivery of this Agreement, the Company is being merged with Merger Sub, with the Company surviving such merger as a wholly owned Subsidiary of Parent, and each Company Share (as defined below) is being converted into a right to receive Merger Consideration.

WHEREAS, each of the Initial Contingent Payment Holders is a Company Member (as defined below), and in connection with the Merger Agreement and as part of the Merger Consideration payable for the Company Shares thereunder, Parent has agreed to make (or cause one or more of its Affiliates (as defined below) to make) certain payments to the Contingent Payment Holders as set forth herein.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:

Statement of Agreement

1. Definitions. The following terms used herein shall have the meanings set forth below:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Percentage” means, (a) in respect of any Net Sales of the Rezzayo Product in the U.S. in any calendar year of under [***], [***], (b) in respect of Net Sales of the Rezzayo Product in the U.S. in any calendar year in an aggregate amount equal to or greater than [***] but less than [***], [***], and (c) in respect of Net Sales of the Rezzayo Product in the U.S. in any calendar year in an aggregate amount greater than [***], [***].

“Assignee” has the meaning set forth in Section 4.

“Average Sale Price” means, with respect to a particular period, the weighted average sale price of any Product, Combination Product, Bundled Product or other product or service included in a Combination Product or Bundled Product, as applicable, the price determined by dividing (a) the total gross sales, as invoiced, on commercial sales of such Product, Combination Product, Bundled Product or other product or service included in a Combination Product or Bundled Product, as applicable, in arms-length transactions during the applicable period, by (b) the units of such Product, Combination Product, Bundled Product or other product or service included in a Combination Product or Bundled Product commercially sold in arms-length transactions during such period.

“Bundled Product” shall mean the Products together with any other product(s) and/or service(s) that are sold at a single unit price, whether packaged together or separately, other than any Combination Product.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” means any Product that is co-packaged in combination with one or more additional pharmaceutical products or active pharmaceutical ingredients. For the avoidance of doubt, pharmaceutical dosage form vehicles, adjuvants, and excipients shall not be deemed to be “additional pharmaceutical products” or “active pharmaceutical ingredients,” and their presence shall not be deemed to create a Combination Product.

“Commercially Reasonable Efforts” means that level of efforts of a Person, in good faith, to achieve a Milestone and Net Sales in a diligent and sustained manner without undue pause, interruption or delay, that are at least commensurate with the level of efforts, including expenditure of resources, that a pharmaceutical company comparable to Parent and its Affiliates, taken as a whole would devote to the development, seeking of regulatory approval, commercialization, marketing and selling of a pharmaceutical product having similar market potential as any Product at a similar stage of its development or product life, and involving comparable development and marketing costs, taking into account issues of market exclusivity, safety and efficacy, the competitiveness of alternate products in the marketplace and the expected likelihood of regulatory approval of such a pharmaceutical product, but excluding, in each case, a Milestone Payment or any Net Sales Payment, as applicable, due under this Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Member” means the holders of record of Company Shares outstanding as of immediately prior to the Effective Time.

“Company Share” means each Common Share of the Company and each Series A Preferred Share of the Company.

“Contingent Payment Accounting Firm” has the meaning set forth in Section 3(c).

“Contingent Payment Holder” has the meaning set forth in the Preamble.

“Disclosure Covenants” has the meaning set forth in Section 5.

“DPDF III” has the meaning set forth in the Preamble.

“DPDF IV” has the meaning set forth in the Preamble.

“Effective Time” means the time at which the Merger shall become effective.

“Exclusive Licensing Transaction” means (a) any exclusive licensing transaction pursuant to which all or substantially all of any Product, a substantial portion of the Product Intellectual Property, or any of the Product Intellectual Property listed in the Orange Book, is exclusively licensed (directly or indirectly) to a Person other than Parent or any of its Subsidiaries, where (b) such Product or Product Intellectual Property, as applicable, is not licensed back to Parent or any of its Subsidiaries in a manner in which Parent or any of its Subsidiaries possess all development and commercialization rights with respect to such Product in the U.S. and, in the case of Product Intellectual Property, exclusive use for purposes of development and commercialization of such Product in the U.S. For the avoidance of doubt, a Parent Change of Control shall not constitute an Exclusive Licensing Transaction.

“Extended Net Sales Payment Period” means, with respect to each Product, a period beginning on the later of (a) the date of expiration of the last-to-expire Valid Claim listed in the Orange Book for such Product and (b) expiration of Regulatory Exclusivity for any Product and ending on the introduction into the market of a Generic Product for such Product in the U.S.

“Fair Market Value” means the fair market value as mutually determined by Parent and the Members’ Representative.

“Field Sales Employee” means any employee (and not an independent contractor) whose primary responsibility is calling upon (including spending a material amount of time engaging in face-to-face meetings in various geographies with) healthcare providers and medical facilities for purposes of marketing products for the treatment or prevention of human disease on behalf of such employee’s employer.

“FDA” means the U.S. Food and Drug Administration.

“Freely Tradeable Shares” means Parent Shares that, at the time of issuance thereof, (a) are duly authorized, validly issued, fully paid and non-assessable, (b) are listed on the Nasdaq Global Market, (c) are the subject of an effective registration statement under the Securities Act that is available for the resale thereof by each of the Contingent Payment Holders, as provided for in the Registration Rights Agreement, and/or may be sold by each of the Contingent Payment Holders without any further holding period, limitation or condition (including any current public information requirement) pursuant to Rule 144 under the Securities Act, and (d) do not bear, and are not subject to, any restrictive legend, stop transfer or similar restriction.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Generic Product” means any pharmaceutical product that (a) is sold by a third party that is not an Affiliate or licensee of Parent (or a successor) under a marketing authorization granted by the FDA to such third party and (b) contains the same active pharmaceutical ingredient as the applicable Product and (c) is approved in reliance on the prior approval of the applicable Product as determined by the FDA.

“Governmental Entity” means any supranational, federal, national, state, municipal or local government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental authority (including, as applicable, any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court, arbitrator or other similar tribunal).

“Initial Contingent Payment Holders” has the meaning set forth in the Preamble.

“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the U.S. or any other jurisdiction, including: (a) all patents, industrial designs, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention, supplementary protection certificates and any applications therefor)) (collectively, “Patent”), (b) all domestic and foreign copyrights, copyright registrations, copyright applications and all moral rights related thereto, (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, slogans, corporate names, and other indications of origin, together with all translations, adaptations, derivations and combinations thereof (including, all applications, registrations, renewals and extensions of the foregoing), (d) all Internet domain names, (e) trade secrets, proprietary know-how, inventions (whether or not patentable), improvements, methodologies, customer and supplier lists, database rights, discoveries, ideas, models, algorithms, blueprints, formulae, systems, processes, data compilations, tools, specifications, and technology, in each of the foregoing cases which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such secrecy and (f) all other intellectual property rights throughout the world equivalent or similar to any of the foregoing.

“Law” means any statute, law (including controlling common law), ordinance, rule, or regulation of any Governmental Entity.

“M&A Transaction” means (a) any transaction (including a sale of assets, merger, or sale of stock or other equity interests, including merger or sale of the equity interests of a Subsidiary of Parent) pursuant to which the Surviving Company or ownership of all or substantially all of any Product, a substantial portion of the Product Intellectual Property, or any of the Product Intellectual Property listed in the Orange Book, is sold or assigned (directly or indirectly) to or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries, where (b) such Product or Product Intellectual Property, as applicable, is not licensed back to Parent or any of its Subsidiaries in a manner in which Parent or any of its Subsidiaries possess all development and commercialization rights with respect to such Product in the U.S. and, in the case of Product Intellectual Property, exclusive use for purposes of development and commercialization of such Product in the U.S. For the avoidance of doubt, a Parent Change of Control shall not constitute an M&A Transaction.

“Members’ Representative” has the meaning set forth in the Preamble.

“Members’ Representative Group” has the meaning set forth in Section 7(d).

“Merger” the merger of Merger Sub with and into the Company in accordance with the Merger Agreement.

“Merger Agreement” has the meaning set forth in the Background Statement.

“Merger Sub” has the meaning set forth in the Background Statement.

“Milestone” has the meaning set forth in Section 2(a).

“Milestone Notice” has the meaning set forth in Section 2(a).

“Milestone Payment” has the meaning set forth in Section 2(a).

“Milestone Period” means a period beginning on the date of this Agreement and ending on June 30, 2029.

“Minocin Product” means the product known as Minocin (minocycline) for injection as of the date hereof or as it may be modified thereafter, including all formulations, dosages and forms of administration and any product that otherwise contains the active ingredient minocycline in an injectable or intravenous form.

“MNPI” has the meaning set forth in Section 2(b)(i).

“Net Sales” means the aggregate gross amount invoiced by or on behalf of any Selling Entity for any Product that such Persons sold or otherwise disposed of to third parties, which third parties shall include distributors and end-users, less the following deductions (such deductions in clauses (a) through (f), the “Permitted Deductions”), to the extent included in the gross invoiced amount for such Product, or otherwise directly paid or incurred by a Selling Entity with respect to the sale of such Product, in each case, as determined in accordance with GAAP: (a) customary trade and quantity discounts, including trade quantity, early settlement and prompt payment discounts, actually allowed and taken with respect to sales of such Product; (b) credits, allowances and chargebacks given or made for recall, return or wastage replacement of such Product (including for spoiled, damaged, out-dated or returned Product) or for rebates or retroactive price reductions with respect to such Product; (c) discounts or rebates provided pursuant to patient financial assistance or discount programs, and coupon discounts; (d) chargebacks or rebates (or the equivalent thereof) paid on sale of such Product, including such payments mandated by programs of Governmental Entities or paid to medical healthcare organizations, to group purchasing organizations or trade customers; (e) sales, excise, value-added, use or other direct taxes paid, absorbed, incurred or otherwise allowed (except for taxes based on any Selling Entity’s income); and (f) uncollected or uncollectable amounts invoiced to third parties and written off as bad debt in accordance with the Selling Entity’s ordinary course of business write-off practices. If a single item falls into more than one of the categories set forth above, such item may not be deducted more than once. Notwithstanding the foregoing, in the case of (i) the sale of any Product between or among Selling Entities for subsequent resale to a third party on an arm’s length basis, Net Sales will be calculated as above using only the gross amount invoiced by or on behalf of the applicable Selling Entity to such third party for such arm’s length sale (and not the sale between or among such Selling Entities), and (ii) any sale or other disposal of any Product for non-cash consideration (other than with respect to such Product supplied expressly for sampling purposes, which shall not be included in Net Sales, and other than with respect to a sale or disposal of such Product between or among the Selling Entities for subsequent resale which shall be governed by clause (A)), then the gross amount to be included in the calculation of Net Sales shall be the Fair Market Value of any non-cash consideration received.

“Net Sales Payment Amount” means (a) in respect of each calendar quarter during the Net Sales Payment Period (i) in respect of the Net Sales of the Rezzayo Product in the U.S. during such quarter an aggregate amount equal to the sum of the Applicable Percentages of such Net Sales, plus (ii) [***]% of Net Sales of the Minocin Product in the U.S during such calendar quarter or (b) in respect of each calendar quarter during the Extended Net Sales Payment Period (i) in respect of the Net Sales of the Rezzayo Product in the U.S. during such quarter an aggregate amount equal to [***]% the sum of the Applicable Percentages of such Sales, and (ii) [***]% of Net Sales of the Minocin Product in the U.S during such calendar quarter.

“Net Sales Payment Period” means, with respect to each Product, a period beginning on the date of this Agreement and ending on the earlier of (a) the approval by the FDA and sale of a Generic Product for such Product in the U.S. (provided that, if a third party launches a Generic Product “at risk” in the U.S. and that Generic Product is subsequently withdrawn from the market, then the Net Sales Payment Period shall be reinstated) and (b) the later of (i) the date of expiration of the last-to-expire Valid Claim listed in the Orange Book for such Product and (ii) expiration of Regulatory Exclusivity for such Product.

“Net Sales Report” has the meaning set forth in Section 3(c).

“Orange Book” means FDA’s publication entitled Approved Drug Products with Therapeutic Equivalence Evaluations.

“Parent” has the meaning set forth in the Preamble.

“Parent Change of Control” means either (a) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions to a Person for value, of all or substantially all of the assets of Parent and its subsidiaries on a consolidated basis (including, for the avoidance of doubt, all of the Products and Product Intellectual Property), or (b) the sale, issuance or transfer of stock, equity securities or other securities of the Parent to any Person.

“Parent Material Adverse Effect” means any change, event, condition, state of facts, development, circumstance, effect or occurrence that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) prevents Parent from consummating the transactions contemplated by this Agreement or the Merger Agreement; provided, that, for purposes of clause (a), none of the following, and no change, event, condition, state of facts, development, circumstance, effect or occurrence that results from or arises in connection with the following, either alone or in combination, shall be deemed to constitute a Parent Material Adverse Effect and none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: any change, event, condition, state of facts, development, circumstance, effect or occurrence to the extent resulting from or arising in connection with (i) general conditions (or changes therein) in the industry in which Parent operates, (ii) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, disputed election, default on obligations of any Governmental Entity or similar event or occurrence affecting a Governmental Entity, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels, trading volumes or the imposition of new or increased tariffs), in each case in the U.S. or elsewhere in the world, (iii) any change or prospective change in applicable Law or GAAP (or the authoritative interpretation or enforcement thereof), (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, cyber-intrusion, political unrest or conditions, terrorism or any pandemics or epidemics or any applicable Law, mandate or recommendations of a Governmental Entity in response such hostilities, war, sabotage, cyber-intrusion, political unrest or conditions, terrorism, pandemics or epidemics, or any escalation or worsening of any such acts or threat of war (whether or not declared), sabotage, terrorism or any pandemics or epidemics, (v) any hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (vi) the failure, in and of itself, of Parent to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the date hereof (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Parent Material Adverse Effect if such facts are not otherwise excluded under this definition), (vii) the announcement, pendency or performance of any of the transactions contemplated by this Agreement or the Merger Agreement, including the identity of, or any facts or circumstances relating to, the Company or its Affiliates and any proceedings by Parent or its subsidiaries in respect of this Agreement or the Merger Agreement or any of the transactions contemplated by this Agreement or the Merger Agreement and any loss of or change in relationship, contractual or otherwise, with any customer, Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensees, payors, contractors or any other party having business dealings with (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of Parent or its Subsidiaries (provided that this clause (vii) shall not apply with respect to any representation or warranty in this Agreement or the Merger Agreement the purpose of which is to address the consequences of the execution, delivery or performance of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby), (viii) any action taken by Parent or its Affiliates at the Company’s written (including email) request or with the Company’s written (including email) consent, except in the case of clauses (i), (ii), (iii), (iv) and (v), to the extent that Parent and its subsidiaries are materially disproportionately affected thereby as compared with other participants in the industry in which Parent operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Share Warrants” means warrants to acquire Parent Shares, each in the form of Exhibit A.

“Parent Shares” means common shares, par value $0.001 per share, of CorMedix Inc.

“Party” has the meaning set forth in the Preamble.

“Patent” means all patents, industrial designs, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention, supplementary protection certificates and any applications therefor)).

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Pro Rata Share” means, with respect to each Contingent Payment Holder, the percentage set forth opposite such Contingent Payment Holder’s name on Schedule 1 hereto.

“Product” means either the Rezzayo Product or the Minocin Product.

“Product Intellectual Property” means all Intellectual Property owned, licensed or controlled by Parent or any of its Affiliates, whenever acquired, in each case, that is necessary to develop, manufacture, have manufactured, use, promote, distribute, import, export, sell or offer for sale any of the Products.

“Qualified Assignee” means with respect to an M&A Transaction or an Exclusive Licensing Transaction with respect to any Product, an Assignee that is in the business of developing or commercializing drugs for the treatment or prevention of human disease and (a) if the Assignee with respect to such M&A Transaction or Exclusive Licensing Transaction, as applicable, is not a company, and is not the direct or indirect Subsidiary of a company, that has publicly listed shares, such party has (i) at least [***] Field Sales Employees at the time of execution of the binding definitive acquisition agreement pursuant to which such M&A Transaction or Exclusive Licensing Transaction is consummated (as applicable, the “Acquisition Agreement”), and (ii) annual net sales among all products and services of at least [***] as of the end of such Assignee’s most recently completed fiscal quarter ending prior to the execution of the Acquisition Agreement, or (b) if the Assignee with respect to such M&A Transaction or Exclusive Licensing Transaction, as applicable, is a company, or is the direct or indirect Subsidiary of a company, that has publicly listed shares, such party has (i) a market capitalization of at least [***] and (ii) either (A) at least [***] Field Sales Employees at the time of the Acquisition Agreement, or (B) annual net sales among all products and services of at least [***] as of the end of such Assignee’s most recently publicly reported fiscal quarter prior to the execution of the Acquisition Agreement.

“Registration Rights Agreement” means that certain registration rights agreement, dated of even date herewith, by and among Parent and the Initial Contingent Payment Holders (as such may be amended, restated or otherwise modified).

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any U.S. federal Governmental Entity with respect to a pharmaceutical product other than a Patent, including orphan drug exclusivity, new chemical entity exclusivity, Generating Antibiotic Incentives Now (GAIN) exclusivity, data exclusivity, or pediatric exclusivity.

“Reporting Company” means a company that is required to file reports pursuant to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or otherwise files such reports with the SEC.

“Rezzayo Product” means (a) the product known as Rezzayo (rezafungin) as of the date hereof or as it may be modified thereafter, including all formulations, dosages, strengths, delivery modes and forms of administration and (b) any product that contains the active ingredient rezafungin.

“SEC” means the U.S. Securities and Exchange Commission (or successor thereto).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Entity” means (a) Parent, the Surviving Company, and their respective Affiliates (provided that such Affiliate is participating in invoicing and selling of any Product), (b) any Person to which any commercial rights in or to any Product are (directly or indirectly) licensed, sublicensed, assigned or transferred by Parent, the Company, or their respective Affiliates (but for clarity, not distributors acting in the capacity of a distributor) and (c) any successor or assign of any Person described in clauses (a) or (b).

“Stock Event” means any stock split or other subdivision of outstanding Parent Shares, combination of outstanding Parent Shares (including by reverse stock split), reclassification, payment of a stock dividend in Parent Shares, recapitalization, or other similar transaction of such character that Parents Shares shall be changed into or become exchangeable for a larger or smaller number of Parent Shares.

“Subsidiary” means, with respect to any Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Surviving Company” means, following the Merger, the Company as the surviving limited liability company and a wholly owned Subsidiary of Parent.

“Taxes” means any and all domestic or foreign, federal, state, or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges that are in the nature of a tax, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, profits, or financial accounting profits), capital taxes, gross receipts taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, severance taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, unclaimed property, escheat, windfall profits taxes, alternative or add-on minimum taxes, and customs duties, in each case whether disputed or not, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, or because of any failure to file any tax return in a timely, complete or correct manner.

“Trading Day” means each such day on which the Nasdaq Global Market is open for trading.

“Transfer” means any sale (or any transaction having the effect of a sale), assignment, conveyance of rights, deed of trust, lien, license, sublicense, seizure or other transfer of any sort and to any degree, voluntary or involuntary, including by operation of Law.

“U.S.” means the United States of America, including its territories and possessions.

“Valid Claim” means a claim contained in any (a) unexpired and issued Patent included within the Product Intellectual Property that has not been held unpatentable, invalid or unenforceable in a final decision of a court or other government agency of competent jurisdiction from which no appeal may be or has been taken, and which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise or (b) a pending application for Patent included within the Product Intellectual Property, that has not been finally cancelled, finally rejected, withdrawn, expired, or abandoned, and which claim has been pending less than five (5) years from the original filing date of such claim in a given country, and unless or until such claim thereafter issues as a claim of an issued Patent (from and after which time the same shall be deemed a Valid Claim subject to subsection (a) above).

“Weighted Average Parent Share Price” means, in respect of any Milestone, an amount equal to arithmetic average of the volume weighted average closing price of Parent Shares per share on the Nasdaq Global Market (as reported by Bloomberg Finance L.P. or another reputable source mutually agreeable to Parent and the Company) on each of the Trading Days during the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the occurrence of such Milestone. In the event that a Stock Event occurs during any period for which the arithmetic average of the volume weighted average prices is to be determined, the volume weighted average price for all Trading Days during such period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event, and in the event a Stock Event occurs following the last Trading Day of such period but prior to the issuance of the Freely Tradeable Shares in respect of the applicable Milestone the Weighted Average Parent Share Price (and accordingly, the number of Freely Tradeable Shares to be issued to each Contingent Payment Holder) shall be appropriately adjusted to reflect such Stock Event.

2. Milestone Consideration.

(a) Milestone Payment. During the Milestone Period, upon the issuance of FDA marketing approval of the Rezzayo Product for the prevention or prophylaxis of invasive fungal infections in adult patients undergoing allogeneic stem cell blood and marrow transplant or the regulatory equivalent and that includes (i) candida, (ii) aspergillus or (iii) pneumocystis in the FDA-approved labeling, on or prior to June 30, 2029 (each, a “Milestone”), Parent shall pay or cause to be paid to each Contingent Payment Holder, such Contingent Payment Holder’s Pro Rata Share of the aggregate milestone payment set forth in the table below, in cash or Freely Tradeable Shares as set forth below (each such payment, a “Milestone Payment”). Any Milestone Payment shall be payable upon the first achievement of such Milestone by Parent or any of its Affiliates (including the Surviving Company), including, for the avoidance of doubt, if the Milestone triggering such Milestone Payment is achieved at the same time any other Milestone occurs.

Milestone	Milestone Payment
FDA approval includes Candida	$20,000,000
FDA approval includes Aspergillus	$2,500,000
FDA approval includes Pneumocystis	$2,500,000

(b) Milestone Payment Procedures.

(i) Within three (3) Business Days of the occurrence of a Milestone, Parent shall provide written notice of such Milestone (a “Milestone Notice”) to the Members’ Representative and, if Parent is then a Reporting Company and any material non-public information (“MNPI”) is included in the Milestone Notice or otherwise provided by or on behalf of Parent to the Members’ Representative in connection with the Milestone Notice, contemporaneously file with the SEC a Current Report on Form 8-K disclosing such MNPI. In any Milestone Notice, Parent may make an irrevocable election to pay some or all of the applicable Milestone Payment in Freely Tradeable Shares; provided that, if only a portion of the Milestone Payment will be made in Freely Tradeable Shares (and/or Parent Share Warrants), the Freely Tradeable Shares (and/or Parent Share Warrants) shall be allocated to the Contingent Payment Holders on a pro rata basis, based upon their respective Pro Rata Shares of the Milestone Payment; provided, further, that, in no event shall Parent be entitled to issue Freely Tradeable Shares (and/or Parent Share Warrants) in respect of any Milestone Payment in connection with any Milestone (or contemporaneously occurring Milestones), (i) if Parent is not then a Reporting Company or is delinquent in any of its filing obligations as a Reporting Company, or if the issuance of Freely Tradeable Shares and/or Parent Share Warrants (or Freely Tradeable Shares issuable upon exercise of such Parent Share Warrants) would, assuming the maximum number of shares of Common Stock issuable in the Convertible Note Offering (as defined in the Merger Agreement) and the Merger Agreement have been issued, and when aggregated with any shares of Common Stock issued hereunder together with any transactions aggregated with the foregoing, require the vote or approval of shareholder of Parent in accordance with Nasdaq listing rules or otherwise, (ii) if the Parent Shares are not listed then listed on the Global Select Market and Parent has not received any notice of any failure to meet any listing standard of the Nasdaq Stock Market LLC that has not been cured and publicly announced as such, or is otherwise not in compliance with the requirements for continued listing of the Parent Shares on the Nasdaq Global Market, (iii) if Parent, the Surviving Company or any of their Affiliates are, upon issuance of such Parent Shares will be, in material breach of any of their obligations under this Agreement, the Merger Agreement or the Registration Rights Agreement (including, for the avoidance of doubt, any provisions hereof or thereof in respect of MNPI), or (iv) to the extent such Freely Tradable Shares would represent more than ten percent (10%) of the Parent Shares that are issued and outstanding immediately prior to the date such Milestone(s) occurred. For the avoidance of doubt, if Parent does not make any such election, it will be obligated to make the Milestone Payment entirely in cash. To the extent that Parent makes an election to pay any of a Milestone Payment in Freely Tradeable Shares (and is permitted to do so hereunder), Parent shall, not earlier than the third (3rd), and not later than the seventh (7th), Business Day following the occurrence of the Milestone, issue (or cause to be issued) to each Contingent Payment Holder (or its designee), pursuant to the Deposit/Withdrawal at Custodian (DWAC) system of The Depository Trust Company, a number of Freely Tradeable Shares equal to (x) the dollar amount to be paid in Parent Shares divided by (y) the Weighted Average Price in respect of such Milestone; provided, however, that, at any time on or prior to the second (2nd) Business Day of the delivery of a Milestone Notice, a Contingent Payment Holder may elect, by written notice to Parent (which notice may contain an election in respect of any one or more future Milestones, subject to subsequent withdrawal by such Contingent Payment Holder’s written notice thereof), to receive, in lieu of any of the Freely Tradeable Shares it is so entitled to receive in connection with Milestone, a Parent Share Warrant exercisable for such number of Freely Tradeable Shares. Within thirty (30) calendar days of the occurrence of any Milestone, Parent shall pay (or cause to be paid) to each Contingent Payment Holder such Contingent Payment Holder’s Pro Rata Share of the Milestone Payment in cash, except to the extent all or any portion of such Milestone Payment has been satisfied in Freely Tradeable Shares (and/or Parent Share Warrants) as provided above.

(ii) If any Milestone Payment is not paid or issued by Parent as and when due and payable or issuable hereunder, the dollar amount of such Milestone Payment shall bear interest at the prime rate as published by Citibank, N.A. in effect on the latest date such payment was required to be made plus three and one half percent (3.5%) per annum; provided, however, in the event of a bona fide dispute about whether the Milestone Payment is payable, interest shall not accrue during such period in which the matter is being contested in good faith, and will instead accrue commencing upon resolution of the dispute until payment.

(c) Diligence. Following the Closing, during the Milestone Period, each of Parent and the Surviving Company shall use Commercially Reasonable Efforts to achieve each Milestone as promptly as reasonably practicable and, in each case, prior to the expiration of the Milestone Period.

(d) Milestone Reports. Upon the written request of the Members’ Representative, which may be provided no more frequently than twice per calendar year, Parent shall provide an update to the Members’ Representative setting forth in reasonable detail the status of the achievement of each Milestone, including promptly (and in any event no later than ten (10) Business Days after receipt of request) facilitating any reasonably requested discussions between appropriate Representatives of Parent and the Members’ Representative. The Parties hereby acknowledge, for the avoidance of doubt, if any MNPI regarding Parent or its securities is to be included in any such report, the disclosure thereof shall be made in accordance with the provisions of Section 5 hereof, including, as applicable, the Agreed Disclosure Process.

3. Net Sales Payments.

(a) Net Sales Payments. In respect of each calendar quarter following the date of this Agreement and during the Net Sales Payment Period or Extended Net Sales Payment Period, as applicable, with respect to each Product, commencing with the partial calendar quarter that includes the date of this Agreement, on the date each Net Sales Report is required to be delivered by Parent, Parent shall pay or cause to be paid to each Contingent Payment Holder, such Contingent Payment Holder’s Pro Rata Share of the Net Sales Payment in respect of such calendar quarter. If a Net Sales Payment is not paid by Parent as and when due and payable hereunder, such Net Sales Payment shall bear interest at the prime rate as published by Citibank, N.A. in effect on the latest date such payment was required to be made plus three and one half percent (3.5%) per annum; provided, however, in the event of a bona fide dispute about whether the Net Sales Payment Period has expired or whether the Extended Net Sales Payment Period has commenced or has expired, interest shall not accrue during such period in which the matter is being contested in good faith, and will instead accrue commencing upon resolution of the dispute until payment.

(b) Diligence. Following the date of this Agreement, Parent shall use Commercially Reasonable Efforts to develop, seek regulatory approval of, develop, commercialize, promote and sell each Product.

(c) Net Sales Reports. During the period during which Net Sales Payments are payable hereunder, within: (i) for so long as Parent is a Reporting Company, with respect to each calendar quarter (other than the fourth (4th) calendar quarter) or calendar year, one (1) Business Day following the filing with the SEC by Parent of its Quarterly Report on Form 10-Q or Annual Report on Form 10-K (but in no event later than the forty-fifth (45th) calendar day following the end of such calendar quarter or ninetieth (90th) day following the end of such calendar year, as applicable) or (ii) if Parent is not then a Reporting Company, sixty (60) calendar days following the end of each calendar quarter, Parent will provide the Members’ Representative and each Contingent Payment Holder with a report (a “Net Sales Report”) containing the following information with respect to any Net Sales of each Product during such calendar quarter and, in the case of a Net Sales Report required to be delivered following the end of Parent’s calendar year, during such calendar year and the fourth (4th) quarter of such calendar year: (1) the number of units of each of the Products sold, (2) aggregate gross sales of each of the Products sold, (3) the deductions therefrom, (4) the exchange rate(s) used for purposes of calculating Net Sales (or any component thereof, including any deduction from gross sales), (5) the resulting calculation of Net Sales, and (6) the resulting calculation of the Net Sales Payments owed to each Contingent Payment Holder. Each Quarterly Report on Form 10-Q or Form 10-K filed in respect of a period or year (or portion thereof) for which a Net Sales Report is required to be delivered hereunder shall disclose any MNPI that is or will be included or reflected in the Net Sales Report in respect of such period or year. For so long as Parent is a Reporting Company, if Parent fails, for any reason, to file a Quarterly Report on Form 10-Q or Form 10-K containing the information required by the immediately preceding sentence at or prior to the time the Net Sales Report is delivered to a Contingent Payment Holder, then, prior to 7:00 a.m. Eastern Time on the first (1st) Business Day following the date such Net Sales Report shall have been delivered to such Contingent Payment Holder, Parent shall file a Current Report on Form 8-K with the SEC disclosing any MNPI contained or reflected in such Net Sales Report. Parent shall maintain (and shall cause its Affiliates, including the Surviving Company to maintain) for at least two (2) years following the expiration of the period during which Net Sales Payments may be payable hereunder complete and accurate data and records pertaining to Net Sales of each Product. Parent hereby covenants and agrees that, at all times, Parent’s fiscal year shall terminate on the last Business Day of the applicable calendar year.

(d) Calculation of Net Sales.

(i) Net Sales shall be calculated on an accrual basis and in a manner consistent with the definition of Net Sales. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance with the Selling Entity’s accounting policies for external reporting purposes, as consistently applied by the Selling Entity, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.

(ii) With respect to any sale of any Product, Combination Product or Bundled Product for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales under this Agreement, such Product, Combination Product or Bundled Product shall be deemed to be sold exclusively for cash at the Average Sale Price thereof.

(iii) In the event that any Product is sold as part of a Combination Product or Bundled Product, the Net Sales for such Combination Product or Bundled Product shall be calculated as follows:

(a) multiply the Net Sales of such Combination Product or Bundled Product by the fraction A/(A+B) where “A” is the Average Sale Price of such Product included in such Combination Product or Bundled Product, as applicable, when sold separately and “B” is the total of the Average Sale Prices of each of the other products or, solely with respect to Bundled Products, services included in such Combination Product or Bundled Product, as applicable, when sold separately;

(b) if the Average Sale Price of such Product included in such Combination Product or Bundled Product can be determined but the Average Sale Price of the other products or, solely with respect to Bundled Products, services included in such Combination Product or Bundled Product, as applicable, cannot be determined, then multiply the Net Sales of such Combination Product or Bundled Product, as applicable, by the fraction A/C where “A” is the Average Sale Price of such Product included in such Combination Product or Bundled Product, as applicable, when sold separately and “C” is the Average Sale Price of such Bundled Product; or

(c) if (1) the Average Sale Price of such Product included in such Combination Product or Bundled Product, as applicable, is not available for such period or (2) such Product included in such Combination Product or Bundled Product, as applicable, is not sold separately in material numbers, then multiply the Net Sales of such Combination Product or Bundled Product, as applicable, by a percentage reasonably determined by mutual agreement of Parent and the Members’ Representative that represents the proportionate economic value of such Product included in such Combination Product or Bundled Product, as applicable, relative to the economic value contributed by the other products or, solely with respect to Bundled Products, services included in such Combination Product or Bundled Product, as applicable.

(iv) In the event that any discounts, rebates or charge-backs (whether as part of customer loyalty, bundling or “loss leader” program, or otherwise) are utilized by or on behalf of Parent for any Product, Combination Product or Bundled Product to promote or sell other products, the Net Sales for such Product, Combination Product or Bundled Product shall be no less than the Average Sale Price of such Product, Combination Product or Bundled Product, as applicable, on a stand-alone basis (excluding any such discounts, rebates or charge-backs).

(v) With respect to sales invoiced in a currency other than U.S. dollars, gross sales and Net Sales (including all adjustments and deductions permitted to be made hereunder in calculating the same) shall be converted into, and expressed in, their U.S. dollar equivalent using the conversion rate existing in the U.S. (as reported in The Wall Street Journal, New York edition) for the applicable currency on the last Business Day of the applicable calendar quarter. If The Wall Street Journal ceases to publish such exchange rate, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the U.S. on which Parent and the Members’ Representative reasonably agree.

(e) Records Retention and Inspection Rights.

(i) Parent shall maintain (and shall cause its Affiliates, including the Surviving Company to maintain) complete and accurate data and records pertaining to Net Sales of each Product for at least three (3) years following the end of the calendar quarter to which they pertain.

(ii) Upon no less than thirty (30) days’ written notice by the Member’s Representative to Parent, Parent shall permit, and shall require its Affiliates (including the Surviving Company) to permit, an independent certified public accountant (subject to reasonable obligations of confidentiality to Parent and its Affiliates), appointed by the Member’s Representative and reasonably acceptable to Parent to inspect the books and records of Parent and its Affiliates (including the Surviving Company) described in Section 3(e)(i) above for the sole purpose of verifying the accuracy of the Net Sales Payments required to be made hereunder; provided that such inspection shall occur during Parent or its Affiliates, as applicable, normal business hours and not more often than twice per calendar year, and no Net Sales Payment shall be subject to inspection more than once. The independent certified public accountant shall report to the Member’s Representative only whether there has been an underpayment or overpayment of the Net Sales Payments and, if so, the amount thereof and information related to the determination of such amount, and such accountant’s determinations shall be final and binding upon the Parties, absent manifest error. Any inspection conducted under this Section 3(e)(ii) shall be at the expense of (A) Parent, if such inspection establishes any underpayment of the Net Sales Payments required to be made hereunder of five percent (5%) or more for any applicable period, (B) the Member’s Representative, if such inspection establishes no underpayment of the Net Sales Payments required to be made hereunder for any applicable period, and (C) shall be split as between Parent and the Member’s Representative based on linear interpolation in the event of an underpayment of Net Sales Payments of between one one-hundredth of one percent (.01%) and five percent (5%) for any applicable period (by way of example, if an inspection is initiated in accordance with this Section 3(e)(ii) that determines an underpayment of three percent (3.0%) of the total Net Sales Payments for the applicable period, Parent shall be responsible for sixty percent (60%) of the applicable expense). Any underpayment shall be paid by Parent to each Contingent Payment Holder, based on such Contingent Payment Holder’s Pro Rata Share thereof, within fifteen (15) Business Days, with interest on the underpayment at the rate specified in Section 3(a) above from the date such payment was originally due. Any overpayment shall be paid by the Member’s Representative to Parent within fifteen (15) Business Days or credited against future Net Sales Payments due, at Parent’s sole discretion.

4. M&A Transaction or Exclusive Licensing Transaction. In the event that Parent desires to consummate an M&A Transaction or an Exclusive Licensing Transaction with respect to any Product after the Effective Time and prior to the later of (x) the expiration of the Milestone Period and (y) the expiration of the Extended Net Sales Payment Period, Parent shall, subject to the provisions of Section 5 hereof, including, as applicable, the Agreed Disclosure Process, (i) give written notice of such decision to the Members’ Representative as promptly as practicable (and in any event no later than thirty (30) calendar days prior to the effective date of such transaction), which such notice shall include (A) a reasonably detailed description of such transaction, (B) the name of, and detailed financial and other information in respect of, the counterparty to such proposed transaction (the “Assignee”), including, as applicable, information necessary to determine if the Assignee is a Qualified Assignee, and (C) the counterparty’s plans for commercialization of such Product, and (ii) cause such Assignee to (x) expressly agree in writing to assume and succeed to all of the obligations, duties and covenants of Parent and its Affiliates under this Agreement, (y) abide by and be subject to the terms and conditions of this Agreement to the same extent as Parent as though such Assignee were directly party to this Agreement, including, in all cases, the obligations of Parent with respect to each Milestone Payment and the Net Sales Payments and the diligence obligations set forth in Sections 2(a)(ii) and 3(b) and (z) deliver to the Members’ Representative an instrument of assumption, for the benefit of the Contingent Payment Holders, effecting the assumption and succession of all of the obligations, duties and covenants of Parent and its Affiliates under this Agreement. Notwithstanding the foregoing, Parent shall not, and shall cause its Affiliates to not, effect any M&A Transaction or Exclusive Licensing Transaction without the prior written consent of the Members’ Representative unless the Assignee is a Qualified Assignee and the requirements set forth above in this Section 4 have been satisfied in full. Parent shall not, and shall cause its Affiliates to not, effect any Parent Change of Control within the meaning of clause (a) of the definition thereof unless the requirements set forth in clause (ii) of the first sentence of this Section 4 have been satisfied in full, with the Person acquiring all or substantially all of the assets of Parent being deemed the Assignee for purposes thereof.

5. MNPI. Notwithstanding anything to the contrary contained in this Agreement, other than as set forth in any Net Sales Report (but subject to compliance with Section 4(c)) Parent shall not, and shall cause each of its Affiliates, representatives and agents, to not, provide the Members’ Representative, the Contingent Payment Holders or any of their respective Affiliates, representatives or agents, with any MNPI regarding Parent or any of its Affiliates without the express prior written consent of the Members’ Representative and any such other Person. Parent hereby acknowledges and agrees that neither the Members’ Representative nor any Contingent Payment Holder (nor any of their respective Affiliates) shall have any duty of trust or confidence with respect to, or duty not to trade on the basis of, any MNPI regarding Parent or its securities (i) provided by, or on behalf of, Parent, any of its Subsidiaries, any of their respective Affiliates or any of their respective officers, directors, employees, attorneys, representatives or agents in violation of any of the covenants set forth in this Section 5 or (ii) otherwise possessed by any such Person as a result of any violation of any of the covenants set forth in this Agreement or the Merger Agreement requiring Parent to publicly disclose information in a press release, filing with the SEC or otherwise (collectively, including the covenants set forth in this Section 5, the “Disclosure Covenants”). Notwithstanding anything to the contrary herein, in the event that Parent believes that a notice or communication to the Members’ Representative or any Contingent Payment Holder (other than a Net Sales Report but subject to compliance with Section 4(c)) contains MNPI relating to Parent, any of its Subsidiaries or Affiliates or any of their respective property or equity, Parent shall (i) provide such notice or communication to counsel to the Members’ Representative (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated in writing by the Members’ Representative, and (ii) notify the Members’ Representative or such Contingent Payment Holder, as applicable that such a notice or communication has been provided to such counsel (without disclosing any details thereof that might constitute MNPI). Upon receipt or delivery by Parent or any of its Subsidiaries of any notice in accordance with the terms of this Agreement or the Merger Agreement, unless Parent has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to Parent or any of its Subsidiaries or its Affiliates or their respective property or equity, Parent shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information in a widely disseminated press release and/or filing with the SEC. Notwithstanding the foregoing, to the extent Parent determines in good faith that it is necessary to disclose MNPI to the Members’ Representative for any purpose relating to this Agreement (a “Necessary Disclosure”), Parent shall inform counsel to the Members’ Representative (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated in writing by the Members’ Representative) of such determination without disclosing the applicable MNPI, and Parent and such counsel on behalf of the Members’ Representative shall endeavor to agree upon a process for making such Necessary Disclosure to the Members’ Representative or its representatives that is mutually acceptable to the Members’ Representative and Parent (an “Agreed Disclosure Process”). Thereafter, Parent shall be permitted to make such Necessary Disclosure only in accordance with the Agreed Disclosure Process. Parent acknowledges and agrees that the Contingent Payment Holders and their Affiliates will rely upon the foregoing representations, warranties and agreements and the other disclosure obligations of Parent hereunder in effecting transactions in Parent Shares and other securities of Parent and other Persons.

6. Representations and Warranties of Parent. Parent and the Company jointly and severally represent and warrant to the Members’ Representative and the Contingent Payment Holders that:

(a) Organization. Each of Parent and the Company is conducting its business in compliance with, and is not in violation of, its organizational documents. Parent’s organizational documents are in full force and effect. Parent is validly existing as a Delaware corporation and is in good standing under the Laws of the jurisdiction of its organization. Each of Parent and the Company (i) has full power and authority (and all governmental licenses, authorizations, permits, consents and approvals) to (x) own its properties, conduct its business, (y) enter into, and perform its obligations under, this Agreement and, in the case of Parent, any Parent Share Warrants, and (z) consummate the transactions contemplated hereby, and (ii) is duly qualified as a foreign entity, and licensed and in good standing, under the Laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, in each case of this clause (ii), where the failure to be so qualified, licensed or in good standing could reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect.

(b) Authority; Execution; Enforceability. This Agreement has been duly authorized, executed and delivered by each of Parent and the Company, and any Parent Share Warrants will be duly authorized, executed and delivered by Parent, and no further consent or authorization is or will be required by Parent, the Company, Parent’s or the Company’s board of directors (or other equivalent governing body) or the holders of any of Parent’s or the Company’s equity. This Agreement constitutes a valid, legal and binding obligation of each of Parent and the Company, and any Parent Share Warrant will constitute a valid, legal and binding obligation of Parent, in each case enforceable in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally. No consent, approval, authorization or order of, or registration or filing with any Governmental Entity is required for (i) the execution, delivery and performance by Parent or the Company of this Agreement or the execution, delivery and performance by Parent of any Parent Share Warrants, or (ii) the consummation by Parent or the Company of the transactions contemplated hereby or thereby, in each case except as expressly contemplated thereby.

(c) Current Effect. Other than pursuant to the express terms of the Merger Agreement, as of the date on which the Effective Time occurs, neither Parent nor the Company has granted any license or sublicense with respect to or entered into any other agreement to Transfer or otherwise encumber, any of the Products.

(d) No Violation. The execution, delivery and performance of this Agreement by each of Parent and the Company, Parent’s and the Company’s compliance with the terms and conditions thereof and, in the case of Parent, any Parent Share Warrants, and Parent’s and the Company’s consummation of the transactions contemplated hereby and thereby, are not prohibited or limited by, and do not and will not conflict with or result in the breach of or a default under, any provision of the certificate of organization, operating agreement or other formation documents of Parent or the Company, any contract, agreement or instrument binding on or affecting Parent or the Company or any Laws. The offer, issuance and delivery of any Parent Shares pursuant to this Agreement and/or upon exercise of any Parent Share Warrants are (and will be) exempt from the registration and qualification requirements of the Securities Act and any state securities (Blue Sky) Laws.

(e) Authorization of Parent Shares. All Parent Shares issuable pursuant to this Agreement or upon exercise of any Parent Share Warrants have been duly authorized and, when issued when issued and delivered as contemplated hereby or thereby, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights. The issuance and delivery of any Parent Shares and/or Parent Share Warrants pursuant to this Agreement, or any Parent Shares upon exercise of any Parent Share Warrants, will not, (a) obligate Parent to offer to issue, or issue, Parent Shares or other securities to any Person (other than the Contingent Payment Holders) pursuant to any preemptive rights, rights of first refusal, rights of participation or similar rights, or (b) result in any adjustment (automatic, at the election of any Person or otherwise) of the exercise, conversion, exchange or reset price under, or any other anti-dilution adjustment pursuant to, any outstanding securities of Parent.

7. General Provisions.

(a) Tax Treatment. For income tax purposes, any payment (whether made in cash, in Parent Share Warrants or in Parent Shares) made under this Agreement to an Initial Contingent Payment Holder shall be treated as additional consideration paid for the Company Shares to the maximum extent permitted by Law, and none of the Parties hereto nor their respective Affiliates shall take any contrary position except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of applicable state or local Law).

(b) Withholding. Each Initial Contingent Payment Holder shall deliver to Parent a completed and executed Internal Revenue Service Form W-9. No amount shall be deducted or withheld from any payments made hereunder to any Contingent Payment Holder that has provided a Form W-9.

(c) Notices. All notices, requests, claims, demands and other communications desired or required to be given under this Agreement shall be in writing and shall be given or made (a) by delivery in person, with receipt confirmed, (b) by a nationally recognized overnight courier service specifying next Business Day delivery (costs prepaid), or (c) by electronic mail, to the respective Parties at the following addresses:

If to the Members’ Representative or any Contingent Payment Holder, to:

The respective address set forth on the signature page hereto.

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
Attention: Mark D. Wood; Joshua A. Feiger
Email: mark.wood@katten.com; josh.feiger@katten.com

If to Parent or the Company, to:

CorMedix Inc.
300 Connell Drive, Suite 4200
Berkeley Heights, NJ 07922
Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 7th Avenue
New York, New York 10019
Attention: Jared Fertman and Andrew Marmer
Email: jfertman@willkie.com; amarmer@willkie.com

(d) Members’ Representative. Neither the Members’ Representative nor its members, managers, directors, officers, contractors, agents or employees, including the Initial Contingent Payment Holders (collectively, the “Members’ Representative Group”) shall be liable in connection with this Agreement, except and only to the extent of the Members’ Representative Group’s bad faith or fraud. Parent and its Affiliates and Representatives may rely entirely and conclusively, without further inquiry, on its dealings with, and notices to and from, the Members’ Representative to satisfy any obligations it may have under this Agreement. The Person then serving as Members’ Representative may at any time provide written notice to Parent that it is designating a different Person as successor Member’s Representative, whereupon such different Person shall be the Members’ Representative for all purposes under this Agreement.

(e) Payment. All payments hereunder (whether in cash, in Parent Share Warrants or in Parent Shares) shall be made without setoff or counterclaim and, except to the extent payable in Parent Share Warrants or Parent Shares in Parent Shares as provided herein, shall be made in U.S. dollars in immediately available funds, using, in the case of the Initial Contingent Payment Holders, such wire information or address for such applicable Initial Contingent Payment Holder as is set forth on Schedule 2 hereto, or at such bank or place as the applicable Contingent Payment Holder shall from time to time designate in writing prior to the date such payment is due. Parent shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under this Agreement, and each Contingent Payment Holder shall pay all and any fees, costs and expenses (administrative or otherwise) imposed on such Contingent Payment Holder by banks, clearing houses or any other financial institutions engaged by such Contingent Payment Holder in connection with receiving such Contingent Payment Holder’s payments under this Agreement.

(f) Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Section 4 of this Agreement (and subject to the terms, conditions and restrictions contained in this Agreement), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by Parent without the prior written consent of the Contingent Payment Holders; provided that no such consent shall be required in connection with an assignment of this Agreement to a wholly owned Subsidiary of Parent; provided that no such assignment shall release Parent from, and Parent shall remain responsible for all of, its obligations under this Agreement. Each Contingent Payment Holder shall have the right to assign this Agreement or its right to receive Net Sales Payments, in each case, in whole or in part, upon written notice to, but without the consent of, Parent, the Members’ Representative or any other Person.

(g) Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

(h) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed an original and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission, each of which shall be deemed an original, shall be effective as delivery of a manually executed counterpart of this Agreement.

(i) Entire Agreement. This Agreement (including all Exhibits or Schedules hereto and thereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter of this Agreement.

(j) Independent Nature of Contingent Payment Holders. The obligations of each Contingent Payment Holder under this Agreement are several and not joint with the obligations of any other Contingent Payment Holder, and no Contingent Payment Holder shall be responsible in any way for the performance of the obligations of any other Contingent Payment Holder under this Agreement. The obligations of each Contingent Payment Holder under this Agreement and any other agreement entered into in connection therewith are several and not joint with the obligations of any other Contingent Payment Holder, and no Contingent Payment Holder shall be responsible in any way for the performance of the obligations of any other Contingent Payment Holder under this Agreement or any other agreement entered into in connection therewith. Each Contingent Payment Holder shall be responsible only for its own representations, warranties, agreements and covenants under this Agreement and any other agreement entered into in connection therewith. The decision of each Contingent Payment Holder to acquire rights under this Agreement and any other agreement entered into in connection therewith (including rights to received Milestone Payments and Net Sales Payments) has been made by such Contingent Payment Holder independently of any other Contingent Payment Holder and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Parent or any of its Subsidiaries that may have been made or given by any other Contingent Payment Holder or by any agent, attorney, advisor, representative or employee of any other Contingent Payment Holder, and no Contingent Payment Holder nor any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Contingent Payment Holder (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in this Agreement or any other agreement entered into in connection therewith, and no action taken by any Contingent Payment Holder pursuant hereto or thereto (including a Contingent Payment Holder’s acquisition of rights hereunder or thereunder), shall be deemed to constitute the Contingent Payment Holders as, and each of the Contingent Payment Holders acknowledges and agrees that the Contingent Payment Holders do not thereby constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Contingent Payment Holders are in any way acting in concert or as a group, and neither Parent nor its Affiliates shall assert any contrary position.

(k) Amendment; Extension; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent and the Members’ Representative. Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party (which, in the case of an extension or waiver of any obligation of Parent following the Closing, shall be the Members’ Representative). The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such right. In the event of any proposed amendment or modification of this Agreement, Parent shall provide the Administrator (as defined in the Melinta Therapeutics, LLC Equity Value Recognition Plan dated as of August 29, 2025) with notice of all terms of such amendment or modification.

(l) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any Exhibit or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive. All references to “dollars” or “$” shall refer to the lawful currency of the U.S. Unless the context requires otherwise (a) any definition of or reference to any contract, instrument or other document or any Law herein shall be construed as referring to such contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “hereby”, “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Sections and Exhibits shall be construed to refer to Sections of, and Exhibits to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m) Cooperation. The Parties agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties to evidence or effect the transactions contemplated by, and to carry out the intent and purposes of, this Agreement.

(n) Governing Law. This Agreement shall be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement shall be resolved under, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws of any jurisdiction.

(o) Cumulative Remedies. Upon the breach by Parent of any representation, warranty, covenant or term of this Agreement, the Contingent Payment Holders shall have all of the rights and remedies under this Agreement, under Law or in equity to which they are entitled, including as provided in Section 7(p)(i). Without limiting the foregoing, in the event the Members’ Representative or any Contingent Payment Holder reasonably disputes the occurrence of any Milestone, any amount of Net Sales or Parent’s use of Commercially Reasonable Efforts with respect to any Product, such may pursue available remedies in accordance herewith.

(p) Specific Enforcement; Jurisdiction.

(i) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in clause (ii) of this Section 7, without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties acknowledges and agrees that the right of specific enforcement is an integral part of this Agreement and without such right, none of the Parties would have entered into this Agreement.

(ii) Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the U.S. District Court for the State of Delaware, for the purpose of any proceeding arising out of or relating to this Agreement or the actions of Parent or any Contingent Payment Holder in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims with respect to such proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any proceeding arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any proceeding arising out of or relating to this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 7(c) (provided that nothing in this Section 7(p)(ii) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any proceeding relating to this Agreement in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The Parties agree that a final trial court judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Contingent Payment Agreement to be executed by their duly authorized representatives as of the date first set forth above.

INITIAL CONTINGENT PAYMENT HOLDERS:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P., its General Partner
By:	J.E. Flynn Capital IV, LLC, its General Partner

By:	/s/ Lawrence Atinsky
Name:	Lawrence Atinsky
Title:	Authorized Signatory

Address: 345 Park Avenue South, New York, NY 10010

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By:	Deerfield Mgmt III, L.P., its General Partner
By:	J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ Lawrence Atinsky
Name:	Lawrence Atinsky
Title:	Authorized Signatory

Address: 345 Park Avenue South, New York, NY 10010

[Signature Page to Contingent Payment Agreement]

IN WITNESS WHEREOF, the Parties have caused this Contingent Payment Agreement to be executed by their duly authorized representatives as of the date first set forth above.

MEMBERS’ REPRESENTATIVE:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P., its General Partner
By:	J.E. Flynn Capital IV, LLC, its General Partner

By:	/s/ Lawrence Atinsky
Name:	Lawrence Atinsky
Title:	Authorized Signatory

Address: 345 Park Avenue South, New York, NY 10010

[Signature Page to Contingent Payment Agreement]

IN WITNESS WHEREOF, the Parties have caused this Contingent Payment Agreement to be executed by their duly authorized representatives as of the date first set forth above.

PARENT:

CORMEDIX INC.

By:	/s/ Joseph Todisco
Name:	Joseph Todisco
Title:	Chief Executive Officer

[Signature Page to Contingent Payment Agreement]

IN WITNESS WHEREOF, the Parties have caused this Contingent Payment Agreement to be executed by their duly authorized representatives as of the date first set forth above.

COMPANY:

MELINTA THERAPEUTICS, LLC

By:	/s/ Christine Ann Miller
Name:	Christine Ann Miller
Title:	Chief Executive Officer

[Signature Page to Contingent Payment Agreement]

SCHEDULE 1
Pro Rata Share

Contingent Payment Holder	Pro Rata Share
Deerfield Private Design Fund IV, L.P. 780 Third Avenue, 37th Floor New York, New York 10017 Attention: David J. Clark	65.76443%
Deerfield Private Design Fund III, L.P. 780 Third Avenue, 37th Floor New York, New York 10017 Attention: David J. Clark	19.92212%
Total:	85.68656%

SCHEDULE 2
Wire Information

Contingent Payment Holder	Wire Information
Deerfield Private Design Fund IV, L.P. 780 Third Avenue, 37th Floor New York, New York 10017 Attention: David J. Clark	[***]
Deerfield Private Design Fund III, L.P. 780 Third Avenue, 37th Floor New York, New York 10017 Attention: David J. Clark	[***]

Exhibit A
Form of Parent Share Warrant

(See attached.)